Exhibit 99.5

Consolidated Tomoka

Consolidated-Tomoka Land Co.

1530 Cornerstone Blvd.,Ste. 100 (32117)

P.O. Box 10809

Daytona Beach, Florida 32120-0809

(386) 274-2202

(386) 274-1223 Facsimile

E-mail:CTLC@consolidatedtomoka.com

FEDERAL EXPRESS

October 24, 2008

Mr. David J. Winters Wintergreen Advisers, LLC 333 Route 46 West, Suite 204 Mountain Lakes, NJ 07046

Dear Mr. Winters:

As you are aware, we currently have a vacancy on our Board of Directors. Because you are one of the Company’s major shareholders and you have previously recommended prospective candidates to the Board, we wanted to request your input regarding the candidates for filling this vacancy.

The Governance Committee has interviewed and vetted two very qualified candidates, one of whom you know and have recommended to us and another with a background in real estate land use law and public policy, and who has served in several high level positions under two Governors of Florida.

During the Board’s discussion of these two candidates at our October Board meeting, the Board decided that the Governance Committee should solicit your input on the qualifications and suitability of these two candidates. The members of the Governance Committee would welcome the opportunity to discuss the two candidates with you.

At your earliest convenience, please let me know if you would be interested in participating in such a discussion with our Committee and when would be a convenient time to meet. I can be reached at (386) 451-6099 and welcome your call.

Sincerely,

/s/ William H. Davison

William H. Davison

Chairman, Governance Committee

cc: Board of Directors of Consolidated-Tomoka Land Co.